Exhibit 4.48

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information the issuer both customarily and actually treats as private and confidential.

SEALSQ CORP.

October 5, 2025

To the Holder of Class A Ordinary Shares Purchase Warrants

Re:Amendment to Existing Class A Ordinary Shares Purchase Warrant and Inducement Offer to Exercise Existing Class A Ordinary Shares Purchase Warrants

Dear Holder:

SEALSQ Corp., (the “Company”) is pleased to offer to you the opportunity to amend and subsequently exercise all of the Class A warrants to purchase ordinary shares of the Company, par value $0.01 per share (the “Ordinary Shares”), issued to you on July 15, 2025 (the “Existing Warrants”), as set forth on the signature page hereto and currently held by you (the “Holder”). The issuance of the Ordinary Shares underlying the Existing Warrants (the “Warrant Shares”) has been registered pursuant to the registration statement on Form F-3 (File No. 333-286098) (the “Registration Statement”). The Registration Statement is currently effective and, upon exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the resale of the Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the New Warrants.

Amendment to Existing Warrants

Upon execution of this agreement, the Existing Warrants will hereby be amended to include a new Section 5(o) which provides as follows:

“(o) Pre-Funded Warrants. The Company covenants and agrees that in lieu of issuing Ordinary Shares upon exercise of this Warrant, the Company shall, at the option of the Holder, issue Pre-Funded Warrants to such Holder if, as a result of the exercise of this Warrant, the Holder’s (along with its Affiliates) beneficial ownership of the Company’s Ordinary Shares would exceed 4.99% (or, at the discretion of the Holder, 9.99%) of the Company’s outstanding Ordinary Shares immediately following such exercise. A Holder electing to receive Pre-Funded Warrants in lieu of Ordinary Shares upon exercise of this Warrant shall indicate such preference on the Notice of Exercise and shall withhold from the Exercise Price of the Warrants so exercised $0.0001 per Warrant Share (which, for the avoidance of doubt, shall be the exercise price of the Pre-Funded Warrant).

Inducement to Exercise

In consideration for exercising in full all of the Existing Warrants held by you and set forth on the Holder’s signature page hereto (the “Warrant Exercise”) at the exercise price per Warrant Share as set forth in the Existing Warrants of $4.60, the Company hereby offers to issue you or your designee a new registered Class C Ordinary Share Warrant (“New Warrant”) pursuant to the Company’s Registration Statement, to purchase up to a number of Ordinary Shares (the “New Warrant Shares”) equal to 175% of the number of Warrant Shares issued pursuant to the Warrant Exercise hereunder, which New Warrant shall be substantially in the form as reflected in Exhibit A hereto, will be exercisable immediately, and have a term of exercise of seven (7) years, and an exercise price per share equal to $5.10.

The original New Warrant will be delivered on the Closing Date (as hereinafter defined) , and such New Warrants, together with any underlying Ordinary Shares issued upon exercise of the New Warrants, shall be free of legends.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter below, with such acceptance constituting Holder’s exercise in full of the Existing Warrants for an aggregate exercise price set forth on the Holder’s signature page hereto (the “Warrants Exercise Price”) on or before 10:00 p.m., Eastern Time, on October 5, 2025 (the “Execution Time”).

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. Holder represents and warrants that, as of the date hereof it is, and on each date on which it exercises any New Warrants it will be, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Also, Holder represents and warrants that it is acquiring the New Warrants as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the New Warrants or the New Warrant Shares (this representation is not limiting Holder’s right to sell the New Warrant Shares pursuant to the Registration Statement Act or otherwise in compliance with applicable federal and state securities laws).

If all or any portion of a New Warrant is exercised at a time when there is an effective registration statement to cover the issuance or resale of the New Warrant Shares or if the New Warrant is exercised via cashless exercise, the New Warrant Shares issued pursuant to any such exercise shall be issued free of all legends. If at any time following the date hereof the Registration Statement (or any subsequent registration statement registering the sale or resale of the New Warrant Shares) is not effective or is not otherwise available for the sale or resale of the New Warrant Shares, the Company shall immediately notify the holders of the New Warrants in writing that such registration statement is not then effective and thereafter shall promptly notify such holders when the registration statement is effective again and available for the sale or resale of the New Warrant Shares (it being understood and agreed that the foregoing shall not limit the ability of the Company to issue, or any Holder to sell, any of the New Warrant Shares in compliance with applicable federal and state securities laws). The Company shall use best efforts to keep a registration statement (including the Registration Statement) registering the issuance or resale of the New Warrant Shares effective during the term of the New Warrants.

From the date hereof until 60 days after the Closing Date, neither the Company nor any Subsidiary shall (A) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or Ordinary Share Equivalents or (B) file any registration statement or any amendment or supplement to any existing registration statement (other than prospectus supplements to the Registration Statement to reflect the transactions contemplated hereby). Notwithstanding the foregoing, the prior sentence shall not apply in respect of an Exempt Issuance. “Exempt Issuance” means the issuance of (a) Ordinary Shares or options to employees, officers, directors or independent contractors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the board of directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date of this letter agreement, provided that such securities have not been amended since the date of this letter agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities”

(as defined in Rule 144) or contractually restricted securities and carry no registration rights that require or permit the filing of any registration statement in connection therewith, and provided that any such issuance shall only be to a person (or to the equity holders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) after 30 days after the Closing Date, Ordinary Shares issued and sold pursuant to the ‘at-the-market’ program and arrangement in place as of the date of this letter agreement; provided, however, that the Company may make sales immediately under the ‘at-the-market’ program if such sales are made at a price per share of $5.10 or greater (as adjusted for reverse and forward stock splits and the like).

If this offer is accepted and the transaction documents are executed by the Execution Time, then on or before 9:30 a.m., Eastern Time, on the Trading Day following the date hereof, the Company shall issue a press release and/or file a Report on Form 6-K with the Commission disclosing all material terms of the transactions contemplated hereunder. From and after the issuance of such press release or the filing of such Report on Form 6-K, as applicable, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the issuance of such press release and/or filing of such Report on Form 6-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. The Company represents, warrants and covenants that, upon acceptance of this offer, and upon issuance of the Warrant Shares, the Warrant Shares shall be issued free of any legends or restrictions on resale by Holder.

No later than the second (2nd) Trading Day following the Execution Time, the closing shall occur at such location as the parties shall mutually agree. Unless otherwise directed by Maxim Group LLC (the “Placement Agent”), settlement of the Warrant Shares shall occur via “Delivery Versus Payment” (“DVP”) (i.e., on the Closing Date, the Company shall issue the Warrant Shares registered in the Holders’ names and addresses and released by the Transfer Agent directly to the account(s) at the Placement Agent identified by each Holder; upon receipt of such Warrant Shares, the Placement Agent shall promptly electronically deliver such Warrant Shares to the applicable Holder, and payment therefor shall concurrently be made to the Company by the Placement Agent (or its clearing firm) by wire transfer to the Company). Unless otherwise directed by the Placement Agent, settlement of any pre-funded warrants issuable upon exercise of the Existing Warrants shall be made by the Company causing such pre-funded warrants to be issued to the Holder in electronic .PDF format, with ink-originals being sent to the Holder via courier promptly; the Holder shall wire payment therefor directly to the Company.

The date of the closing of the exercise of the Existing Warrants shall be referred to as the “Closing Date”.

The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Existing Warrant Shares. This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

***************

Sincerely yours,

SEALSQ CORP.

By:	/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	CEO

By:	/s/ John O’Hara
Name:	John O’Hara
Title:	CFO

Accepted and Agreed to:

Name of Holder:	L1 Capital Global Opportunities Master Fund

Signature of Authorized Signatory of Holder:	/s/ David Feldman

Name of Authorized Signatory:	David Feldman

Title of Authorized Signatory:	Director

Number of Existing Warrants: [***]

Aggregate Warrant Exercise Price:

Number of Warrant Shares: [***]

Number of Pre-Funded Warrants: [***]

Beneficial Ownership Blocker of Pre-Funded Warrants: ☐ 4.99% or ☐ 9.99%

New Warrants: (175% of total Existing Warrants being exercised): [***]
Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

DTC Instructions:
[***]

Accepted and Agreed to:

Name of Holder:	ANSON INVESTMENTS MASTER FUND LP

Signature of Authorized Signatory of Holder:	/s/ AMIN NATHOO

Name of Authorized Signatory:	AMIN NATHOO

Title of Authorized Signatory:	Director

Number of Existing Warrants: [***]

Aggregate Warrant Exercise Price:

Number of Warrant Shares: [***]

Number of Pre-Funded Warrants: [***]

Beneficial Ownership Blocker of Pre-Funded Warrants: ☐ 4.99% or ☐ 9.99%

New Warrants: (175% of total Existing Warrants being exercised): [***]
Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

DTC Instructions:
[***]

Accepted and Agreed to:

Name of Holder:	ANSON EAST MASTER FUND LP

Signature of Authorized Signatory of Holder:	/s/ AMIN NATHOO

Name of Authorized Signatory:	AMIN NATHOO

Title of Authorized Signatory:	Director

Number of Existing Warrants: [***]

Aggregate Warrant Exercise Price:

Number of Warrant Shares: [***]

Number of Pre-Funded Warrants: [***]

Beneficial Ownership Blocker of Pre-Funded Warrants: ☐ 4.99% or ☐ 9.99%

New Warrants: (175% of total Existing Warrants being exercised): [***]
Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

DTC Instructions:
[***]

Accepted and Agreed to:

Name of Holder:	ANSON OPPORTUNITIES MASTER FUND LP

Signature of Authorized Signatory of Holder:	/s/ AMIN NATHOO

Name of Authorized Signatory:	AMIN NATHOO

Title of Authorized Signatory:	Director

Number of Existing Warrants: [***]

Aggregate Warrant Exercise Price:

Number of Warrant Shares: [***]

Number of Pre-Funded Warrants: [***]

Beneficial Ownership Blocker of Pre-Funded Warrants: ☐ 4.99% or ☐ 9.99%

New Warrants: (175% of total Existing Warrants being exercised): [***]
Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

DTC Instructions:
[***]

Accepted and Agreed to:

Name of Holder:	CVI Investments, Inc., By: Heights Capital Management, Inc., its authorized agent

Signature of Authorized Signatory of Holder:	/s/ Sam Winer

Name of Authorized Signatory:	Sam Winer

Title of Authorized Signatory:	Authorized Signatory

Number of Existing Warrants: [***]

Aggregate Warrant Exercise Price:

Number of Warrant Shares: [***]

Number of Pre-Funded Warrants: [***]

Beneficial Ownership Blocker of Pre-Funded Warrants: ☐ 4.99% or ☐ 9.99%

New Warrants: (175% of total Existing Warrants being exercised): [***]
Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

DTC Instructions:
[***]

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

a)

SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act.

b)

Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection herewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

c)

No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any  liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

d)	Trading Market. The transactions contemplated under this letter agreement comply with all the rules and regulations of the Nasdaq Capital Market applicable to the Company.

e)

Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this letter agreement, other than: (i) the filings required pursuant to this letter agreement, (ii) application(s) or notice to each applicable Trading Market for the listing of the New Warrant Shares for trading thereon in the time and manner required thereby, and (iii) such filings as are required to be made under applicable state securities laws.

Exhibit A

FORM OF NEW WARRANT

CLASS C ORDINARY SHARES PURCHASE WARRANT

SEALSQ CORP

Exercise Price: [●]
Warrant Shares: [ ]	Initial Exercise Date: [●]

THIS CLASS C ORDINARY SHARES PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [                             ], or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, to subscribe for and purchase from SEALSQ Corp, a British Virgin Islands company (the “Company”), [                 ] shares of Ordinary Shares (subject to adjustment hereunder, the “Warrant Shares”) at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior 5:00 p.m. Eastern Time on the seven (7) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter.

The purchase price of one Warrant Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

(1)Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated July 14, 2025, between the Company and the Holder. As used herein, “Inducement Agreement” means that certain Inducement Letter, dated as of October 5, 2025, among the Company, the Holder and other holders of Warrants.

(2)Exercise.

(a)

Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile or .pdf electronic copy of the Notice of Exercise Form annexed hereto (the “Notice of Exercise”). No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of or with respect to any Notice of Exercise be required. Within the earlier of (i) two Trading Days following the date of exercise as aforesaid or (ii) the Standard Settlement Period, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. In the event that the Holder is required to make any payments to the Company’s stock transfer agent in connection with its exercise of this Warrant resulting from any failure of the Company to pay the transfer agent, the Holder may deduct such sums it pays the transfer agent from the total Exercise Price due. Notwithstanding anything herein to the contrary (although the Holder may surrender the Warrant to, and receive a replacement Warrant from, the Company), the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within five Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one Trading Day of delivery of such notice. The Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)	Exercise Price. The initial exercise price per share of the Warrant Shares under this Warrant shall be equal $5.10 per share, subject to adjustment as provided herein (the “Exercise Price”).
(c)

Cashless Exercise. If at any time after the exercise hereof, there is no effective Registration Statement registering, or the prospectus contained therein is not available for the issuance of, the Warrant Shares to the Holder, then this Warrant may also be exercised at the Holder’s election, in whole or in part and in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the number obtained by dividing [(A x B) – (A x C)] by (B), where:

(A) =

the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

(B) =

the greater of (i) the arithmetic average of the VWAPs for the five consecutive Trading Days ending on the date immediately preceding the date on which the Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise or (ii) the VWAP for the Trading Day immediately prior to the date on which the Holder makes such “cashless exercise” election; and

(C) =	the Exercise Price of this Warrant, as adjusted hereunder, at the time of such exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTCQB Venture Market (“OTCQB”) or the OTCQX Best Market (“OTCQX”) is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported on the Pink Open Market (“Pink Market”) operated by the OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Warrant Shares shall take on the Securities Act registration characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

For avoidance of doubt, the phrase “effective Registration Statement” means (i) a registration statement covering the sale of the Warrant Shares has been declared effective by the SEC, has not been withdrawn and is not subject to a stop order issued by the SEC, and (ii) the Prospectus contained in such registration statement complies with Sections 5(b) and 10 of the Securities Act.

(d)Mechanics of Exercise.

(i)

Delivery of Warrant Shares Upon Exercise. Warrant Shares purchased hereunder shall be transmitted to the Holder by the Transfer Agent by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and (A) there is an effective Registration Statement permitting the issuance of the Warrant Shares to the Holder, or (B) this Warrant is being exercised via cashless exercise, or otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is one Trading Day after the later of (A) the delivery to the Company of the Notice of Exercise and (B) payment of the aggregate Exercise Price as set forth above (unless by cashless exercise, if permitted) (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company understands that a delay in the delivery of the Warrant Shares after the Warrant Share Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for late issuance of Warrant Shares upon exercise of this Warrant (except if the delayed issuance is as result of events or circumstances beyond the control of the Company) the proportionate amount of $5 per Trading Day (increasing to $10 per Trading Day after the fifth Trading Day) after the Warrant Share Delivery Date for each $1,000 of the value of the Warrant Shares for which this Warrant is exercised (based on the Exercise Price) which are not timely delivered. The Company shall pay any payment incurred under this Section 2(d)(i) in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Warrant Shares by the Warrant Share Delivery Date, the Holder may revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company or the date the Warrant Shares are delivered to the Holder, whichever date is earlier. Failure of a designee of the Holder to accept the delivery of the Warrant Shares via the DWAC system shall not constitute a failure of the Company to timely deliver the Warrant Shares. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Exercise.

(ii)

Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall not require the Holder to surrender this Warrant as a condition of exercise. If the Holder requests a new Warrant it shall surrender this Warrant, and the Company shall deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

(iii)

Rescission Rights. If the Company fails to deliver the Warrant Shares or cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right, at any time prior to issuance of such Warrant Shares, to rescind such exercise.

(iv)

Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to deliver the Warrant Shares, or cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Ordinary Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon written request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Ordinary Shares upon exercise of the Warrant as required pursuant to the terms hereof.

(v)

No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. As to any fraction of a Warrant Share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole Warrant Share.

(vi)

Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate including any charges (limited to $100 per issuance) of any clearing firm, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

(e)

Holder’s Exercise Limitations. The Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Ordinary Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Ordinary Shares held by the Holder and all other Attribution Parties plus the number of shares of Ordinary Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Ordinary Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including other Warrants issued under the Purchase Agreement) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 2(e). For purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”). For purposes of determining the number of outstanding shares of Ordinary Shares the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Ordinary Shares as reflected in (x) the Company’s most recent Annual Report on Form 20-F, Report on Form 6-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Ordinary Shares then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 2(e), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be acquired pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Ordinary Shares then outstanding. In any case, the number of outstanding shares of Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Ordinary Shares to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of the Purchase Agreement Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Ordinary Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) of the Exchange Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 2(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant. For purposes herein, “Attribution Parties” shall mean the Holder together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates.

(3)Certain Adjustments.

(a)

Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)

Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above (but not in duplication thereof), if at any time the Company grants, issues or sells any Ordinary Shares Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then and in each such event, an appropriate revision to the Exercise Price (and any other applicable provision) shall be made so that the Holder upon exercise of this Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate number of Ordinary Shares which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c)

Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise, other than cash (including, without limitation, any distribution of stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the appropriate revisions to the Exercise Price (and any other applicable provisions) shall be made so that the Holder shall, at exercise of this Warrant, be entitled to participate in the benefit of such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d)	Intentionally omitted.
(e)

Fundamental Transaction. If, at any time while this Warrant is outstanding, the Company enters into a Fundamental Transaction, then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental

Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of common equity of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Ordinary Shares in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. For purposes herein, “Fundamental Transaction” shall mean a transaction in which (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company or any Subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Ordinary Shares or greater than 50% of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires greater than 50% of the outstanding Ordinary Shares or greater than 50% of the voting power of the common equity of the Company. Notwithstanding the foregoing, a Fundamental Transaction shall not include (i) any merger of the Company, parent of the Company or any of their, direct or indirect, consolidated subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the Ordinary Shares in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(f)

Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

(g)	Notice to Holder.
(i)

Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)

Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register (as defined below), at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(4)Transfer of Warrant.

(a)

Transferability. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)

New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c)

Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(5)Miscellaneous.

(a)

No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof other than as explicitly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

(b)

Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate. In no event shall the Holder be required to post a bond or other security.

(c)

Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

(d)

Authorized Shares. The Company covenants that during the period this Warrant is outstanding, it will comply with Section 4.9 of the Purchase Agreement with respect to reserving the Warrant Shares, subject to adjustment pursuant to Section 3. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any Trading Market upon which the Ordinary Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

In addition to any other remedies provided by this Warrant or the Agreement, if the Company at any time fails to meet this reservation of Ordinary Shares requirement within 45 days after written notice from the Holder, it shall pay the Holder as partial liquidated damages and not as a penalty a sum equal to $250 per day for each $100,000 of such Holder’s Subscription Amount (or the Subscription Amount of the original Purchaser). The Company shall not enter into any agreement or file any amendment to its Charter Documents which conflicts with this Section 5(d) while the Warrants remain outstanding; provided, that nothing shall prohibit or otherwise restrict the Company from amending its Charter Documents in connection with the Corporate Reorganization.

Except and to the extent waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Certificate of Incorporation (or charter) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(e)	Choice of Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Agreement.
(f)

Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g)

Non-waiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)	Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Agreement.
(i)

Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)

Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate or that there is no irreparable harm and not to require the posting of a bond or other security.

(k)

Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by any Holder from time to time of this Warrant or any Warrant Shares.

(l)	Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.
(m)

Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)	Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

SEALSQ CORP

By:
Name:
Title:

NOTICE OF EXERCISE

To:SEALSQ CORP

(6)The undersigned hereby elects to purchase                   Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(7)Payment shall take the form of (check applicable box):

[    ] in lawful money of the United States; or

[    ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(8)Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

(9)After giving effect to this Notice of Exercise, the undersigned will not have exceeded the Beneficial Ownership Limitation.

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

SIGNATURE OF HOLDER

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

SEALSQ CORP

FOR VALUE RECEIVED,          all of or              shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

Dated: ,

Holder’s Signature:
Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.